Exhibit 10.10

Execution Copy

LICENSE AGREEMENT AMENDMENT NO. 2*

Radius Health Inc., a Delaware Corporation, formerly known as Nuvios, Inc. (“Radius”), and Ipsen Pharma SAS, a French corporation formerly known as SCRAS S.A.S., on behalf of itself and its Affiliates (Ipsen) (the “Parties”) entered into the certain License Agreement as of September 27, 2005 (“Effective Date”), as amended by that certain License Agreement Amendment No. effective as of September 12, 2007 (as amended, the “Agreement”).  The Parties wish to enter into this License Agreement Amendment No. 2 (“Amendment No. 2”) effective as of              , 2011 (“Amendment Date”) to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment No. 2, the Parties agree as follows:

1.  Phase III Clinical Trial Milestone Payment.  The provision of the fifth table cell of Section 3.1 of the Agreement concerning payment by Radius to Ipsen of EUR [*] in connection with initiation of a first Phase III study is revised to read in full as follows:

Events	Amount

(a)  Within [*] days of the initiation of the first Phase III study ( as such period may be extended with interest in accordance with Section 2 below), Nuvios shall pay Ipsen EUR [*]. Ipsen shall in lieu of payment of such amount in cash accept payment in the form of the of having Nuvios issue shares of Nuvios Series A-1 Preferred Stock, provided that (i) the issuance of the Series A-1 Preferred Stock to Ipsen shall be made pursuant to a Series A-1 Convertible Preferred Stock Issuance Agreement in the form of Attachment 1 to this Amendment No. 2, executed concurrently herewith (“Series A-1 SPA”); and (ii) Ipsen shall not have terminated such agreement due to the failure of the conditions to be satisfied prior to [*]. If Ipsen does terminate the agreement, the milestone payment shall be immediately due and payable in cash, along with any interest accrued pursuant to paragraph 2 below.

EUR [*]

2.  Payment Mechanics for Phase III Clinical Trial Milestone.  The shares of Series A-1 Preferred Stock issuable to Ipsen will be issued in connection with the Stage-1 closing of the Series A-1 SPA. As such financing is not scheduled to close until after the [*]-day period set forth in the fifth table cell of Section 3.1 of the Agreement, Radius may defer payment pending Closing of the Series A-1 SPA (or termination of the Series A-1 SPA), and Radius shall pay Ipsen interest on such milestone payment at the rate specified in Section 5.3 of the Agreement during the period between the [*] day following the initiation of the Phase III study and the date that Radius issues the shares of Series A-1 Preferred Stock to Ipsen.  Such interest shall be paid in cash at the time the shares of Series A-1 Preferred Stock are issued to Ipsen.

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

3.  Other Terms Related to the A-1 Financing.  Radius represents and warrants that it has provided to Ipsen the agreements containing the terms of other investors in the Series A-1 financing and that such agreements and schedules thereto are current and accurate.  Radius also agrees to notify Ipsen should Radius waive the transfer restrictions of any Series A-1 Preferred stockholder, and agrees to provide Ipsen with the opportunity to transfer a pro-rata portion of Ipsen’s Series A-1 Preferred Stock on the same terms.

4.  Confidentiality.  Notwithstanding Article 12 of the Agreement, neither Party shall disclose any Confidential Information, or the terms of the Agreement, including Amendment No. 1 or this Amendment No. 2 except to the extent required by a court or other governmental authority (and specifically including necessary disclosures pursuant to requirements of the Securities Exchange Commission (“SEC”) or any securities exchange upon which such Party’s securities are listed), provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing such information, (c) cooperates with the other Party on request to obtain a confidential treatment or otherwise limit the disclosure (including the redaction of information reasonably requested by such other Party), and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such information is, in fact, required to be disclosed by such governmental authority.

5.  Change of Radius Notice Address.  Section 18.4 of the Agreement is revised to replace the current notice address for Nuvios with the following notice address:

“Radius Health, Inc.

201 Broadway, 6th Floor

Cambridge, MA 02139, USA

Attn: President.”

6.  Ratification. Except to the extent expressly amended by this Amendment No. 2, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment No. 2.

7.  General.

(a)  Capitalized terms used in this Amendment No. 2 and not defined herein are used with the meanings ascribed to them in the Agreement.

(b)  This Amendment No. 2 may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.

(c)  This Amendment No. 2 shall take effect as of the Amendment Date and shall remain in effect in accordance with the terms and provisions of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 2 to be executed by their respective duly authorized officers, and have duly delivered and executed this Amendment No. 2 under seal as of the Amendment Date.

RADIUS HEALTH INC.		IPSEN PHARMA SAS

BY:	/s/ C. Richard Lyttle	BY:	/s/ Marc de Garidel
NAME:	C. Richard Lyttle	NAME:	Marc de Garidel
TITLE:	President & CEO	TITLE:	Chairman and CEO